Registration No. 333-31252
                                                                Rule 424(b)(3)

            Supplement to Prospectus Supplement Dated July 27, 1998

                   Structured Asset Securities Corporation,
               Mortgage Pass-Through Certificates, Series 1998-8

                 Norwest Bank Minnesota, National Association,
                                Master Servicer

     On July 30, 1998, Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 1998-8, Class A-1, A-2, A-3, M-1, M-2 and B (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $982,539,000. The Offered Certificates represented beneficial interests in a trust fund consisting primarily of a pool of adjustable and fixed rate, fully amortizing, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Mortgage Loans were deposited by Structured Asset Securities Corporation into the trust fund for the benefit of certificateholders pursuant to a trust agreement by and among Structured Asset Securities Corporation, as depositor, Norwest Bank Minnesota, National Association, as master servicer, and The Chase Manhattan Bank, as trustee. Lehman Brothers Inc., the underwriter, is an affiliate of the depositor and of Aurora Loan Services Inc., one of the servicers.

     This supplement to the above-referenced Prospectus Supplement and the related prospectus dated March 18, 1998 (together, the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.




                                 Underwriter:

                                LEHMAN BROTHERS



March 31, 2000

     The table set forth under the heading "The Servicer" on page S-49 of the Prospectus Supplement is hereby updated, in its entirety, as follows:

                        Delinquencies and Foreclosures
                             (Dollars in Millions)

                                                                             As of December 31,
                                                                                   1999(3)
                                                                                   -------

      Total balance of mortgage loans serviced..........................              $3,870
      Percentage of mortgage loans delinquent by
        Period of delinquency(1)(2)
        30 to 59 days...................................................                4.03%
        60 to 89 days...................................................                1.19
        90 days or more.................................................                0.30
                                                                            ----------------
      Total percentage of mortgage loans
        Delinquent(1)(2)................................................                5.52%
      In foreclosure (excluding Bankruptcies)...........................                1.11
      In bankruptcy.....................................................                1.15
                                                                            ----------------
      Total(2)..........................................................                7.78%

  ----------
     (1)  Delinquency information is for conventional loans only, excluding bankruptcies.
     (2)  Percentages are based on the number of mortgage loans.
     (3)  A weighted average of the "MBS method" for conventional loans and the "ABS method" for subprime loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days.
          In contrast, under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the ABS methodology, a loan due on the first day of a month is not
          30 days delinquent until the first day of the next month.

     The information contained in the tables entitled "Mortgage Rate" and "Cut-Off Date Scheduled Principal Balances" under the heading "Description of the Mortgage Pools" on pages S-37 and S-40, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Rates and Mortgage Loan Balances of only those Mortgage Loans serviced by Aurora Loan Services Inc.:

                                Mortgage Rate*

                                                                                                Percentage of
                                                                                                Mortgage Loans
                                                                           Aggregate             by Aggregate
                   Range of                          Number of             Scheduled              Scheduled
              Mortgage Rates (%)                   Mortgage Loans      Principal Balance      Principal Balance
----------------------------------------------     --------------      -----------------      -----------------

  <=7.000 .................................              23              $  2,951,518.25             0.62%
    7.001 to   7.500.......................              82                 7,636,161.80             1.61
    7.501 to   8.000.......................             209                28,336,716.43             5.98
    8.001 to   8.500.......................             328                41,545,490.51             8.77
    8.501 to   9.000.......................             608                76,972,553.80            16.24
    9.001 to   9.500.......................             528                57,190,714.67            12.07
    9.501 to  10.000.......................             828                80,650,105.95            17.02
   10.001 to  10.500.......................             556                46,534,010.14             9.82
   10.501 to  11.000.......................             526                40,454,117.21             8.54
   11.001 to  11.500.......................             315                24,847,378.96             5.24
   11.501 to  12.000.......................             375                27,348,293.20             5.77
   12.001 to  12.500.......................             257                17,036,840.61             3.60
   12.501 to  13.000.......................             273                19,167,058.47             4.04
   13.001 to  13.500.......................              52                 2,449,688.00             0.52
   13.501 to  14.000.......................              11                   323,993.99             0.07
  >14.000  ................................              10                   427,910.10             0.09
                                                      -----              ---------------           ------
                 Total.....................           4,981              $473,872,552.11           100.00%
                                                      =====              ===============           ======

*    Reflects current Mortgage Rates of Adjustable Rate Mortgage Loans.


     The weighted average Mortgage Rate is approximately 9.89% per annum.





                   Cut-off Date Scheduled Principal Balances

                                                                                                Percentage of
                                                                                                Mortgage Loans
                                                                           Aggregate             by Aggregate
                   Range of                          Number of             Scheduled              Scheduled
       Scheduled Principal Balances ($)            Mortgage Loans      Principal Balance      Principal Balance
----------------------------------------------     --------------      -----------------      -----------------

          1   to   50,000.00...............             1289             $ 45,771,589.11             9.66%
  50,000.01   to  100,000.00...............             2040              147,574,527.84            31.14
 100,000.01   to  150,000.00...............              928              112,329,434.64            23.70
 150,000.01   to  200,000.00...............              371               63,795,275.94            13.46
 200,000.01   to  250,000.00...............              147               32,526,542.09             6.86
 250,000.01   to  300,000.00...............               65               17,815,596.54             3.76
 300,000.01   to  350,000.00...............               61               19,677,093.54             4.15
 350,000.01   to  400,000.00...............               38               14,178,274.66             2.99
 400,000.01   to  450,000.00...............               18                7,577,783.59             1.60
 450,000.01   to  500,000.00...............               16                7,778,010.47             1.64
     Greater than 500,000.00...............                8                4,848,423.69             1.02
                                                       -----             ---------------           ------
  Total                                                4,981             $473,872,552.11           100.00%
                                                       =====             ===============           ======

                 The average Cut-off Date Scheduled Principal Balance is approximately $95,136.03.
